Name of Registrant:
Franklin New York Tax-Free Income Fund
File No. 811-03479

EXHIBIT ITEM No. 77I(b): Terms of new or amended securities

The Franklin New York Tax-Free Income Fund began offering Class M shares on January 25, 2018.